EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CPI CARD GROUP INC.

CPI Card Group Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) does hereby certify as follows:

FIRST. That the name of the Corporation is CPI Card Group Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 4, 2007.

SECOND. That the Board of Directors of the Corporation duly adopted resolutions recommending and declaring advisable that the Corporation’s Fourth Amended and Restated Certificate of Incorporation as filed on November 8, 2021 (the “Certificate of Incorporation”) be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that the Fourth Amended and Restated Certificate of Incorporation be amended by changing the first paragraph of Article SIXTH thereof so that, as amended, said first paragraph of Article SIXTH shall be and read in its entirety as follows:

The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL. Without limiting the generality of the foregoing, a director or officer shall, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that this paragraph shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived any improper personal benefit or (v) an officer in any action by or in the right of the Corporation. If the DGCL is amended, after approval by the stockholders of this Article SIXTH, to authorize corporate action to further eliminate or limit the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

THIRD. That thereafter, pursuant to resolutions of the Board of Directors of the Corporation, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH. That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FIFTH. That this Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 24th day of May, 2023, and the foregoing facts stated herein are true and correct.

CPI CARD GROUP INC. /s/ Sarah Kilgore

By: Sarah Kilgore
Its: Chief Legal and Compliance Officer and Corporate Secretary